Exhibit 16.1

January 16, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 16, 2018 of Envirostar, Inc. and are in agreement with the statements contained therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP